Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AVANT Immunotherapeutics, Inc. pertaining to the Celldex Therapeutics, Inc. 2005 Equity Incentive Plan of our report dated May 7, 2008, with respect to the consolidated financial statements of Celldex Therapeutics, Inc. and Subsidiary included in the Current Report on Form 8-K/A of AVANT Immunotherapeutics, Inc., filed with the Securities and Exchange Commission on May 23, 2008.

/s/ Ernst & Young LLP

Metro Park, New Jersey

June 17, 2008